Exhibit 16.1

Williams & Webster, P.S. Certified Public Accountants & Business Consultants

October 5, 2006

Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, D.C. 20549

Re:  Maneki Mining, Inc.
       Commission File Number (000-51601)

Ladies and Gentlemen:

We have read Item 4.01 of the Amendment No.1 to Form 8-K of Maneki Mining, Inc. dated October 5, 2006 and are in agreement with the statements concerning our firm contained therein. We are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement Walker & Company, Chartered Accountants.

Our independent auditor's report on the financial statements of Maneki Mining, Inc. for the period ended March 31, 2006 contained no adverse opinion or disclaimer of opinion, nor was it modified as to audit scope, accounting principles, or uncertainties other than the ability to continue as a going concern.

There were no disagreements with Maneki Mining, Inc. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Yours truly,

Williams & Webster, P.S.
Spokane, Washington

Members of Private Companies Practice Section, SEC Practice Section, AICPA and WSCPA
Bank of America Financial Center • 601 W Riverside, Suite 1940 • Spokane, WA 99201
Phone (509) 838-5111 • Fax (509) 838-5114 • wwwwilliams-webstercom